Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-152911) and related proxy statement/prospectus of Ashland Inc. and Hercules Incorporated for the registration of shares of Ashland common stock and to the incorporation by reference therein of our reports dated November 26, 2007, with respect to the consolidated financial statements and schedule of Ashland Inc. and consolidated subsidiaries and the effectiveness of internal control over financial reporting of Ashland Inc. and consolidated subsidiaries, included in its Annual Report (Form 10-K) for the year ended September 30, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

September 29, 2008